Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD Acquires CEBOS, Ltd.
Quality and Standards Management Solution Provider for Global Enterprises

SANTA BARBARA, Calif. – December 31, 2012 – QAD Inc. (NASDAQ: QADA) (NASDAQ:  QADB), a leading provider of enterprise software and services for global manufacturing companies, today said it has acquired Michigan-based CEBOS, Ltd., a leading provider of enterprise-class quality management and regulatory compliance solutions to global companies. QAD paid $5.0 million in cash, $3.5 million upon closing, and $1.5 million to be paid over the next two years subject to an earn-out.

CEBOS generated revenues of approximately $4.5 million in 2012 and has 33 employees.  QAD plans to build on CEBOS’ existing markets and further expand the penetration of CEBOS’ solutions into QAD’s global customers.  CEBOS will operate as a division of QAD, similar to its Precision and DynaSys divisions.  QAD has no formal update to its prior Q4 FY13 financial guidance.

“We are pleased to welcome CEBOS into the QAD organization and are excited to enhance our quality management functionality with a proven best-in-class solution for our key vertical markets,” said QAD Chairman and President, Pamela Lopker.  “The in-depth knowledge and technical expertise within CEBOS will greatly enhance our offerings in the field of quality management.”

Bob Herdoiza, CEO of CEBOS, will lead QAD’s CEBOS Division.  "We are very excited to be joining QAD and serve new customers in global markets, as well as continue to serve our existing loyal customer base," Herdoiza said.  "We feel that our expertise combined with QAD’s commitment and global reach will allow us to reach new potential with the CEBOS MQ1 family of products."

Founded in 1995, CEBOS provides a suite of enterprise-wide quality management and management system standard solutions.  CEBOS’ customers are primarily in the U.S., with some penetration of the European and Asia Pacific markets.  CEBOS’ customers operate in various industries including manufacturing and financial services.  Manufacturing customers are primarily in the life sciences, automotive, and food and beverage verticals.

CEBOS’ main solution, CEBOS MQ1, supports customers’ compliance with industry specific quality standards.  In the automotive vertical, CEBOS MQ1 delivers best-in-class automation of Advanced Product Quality Planning (APQP) methodologies, including Production Part Approval Process (PPAP), process flow and approvals.  Life science customers benefit from critical functionality that CEBOS MQ1 delivers for Corrective and Preventative Action (CAPA) and Non Conformance Reporting (NCR).  CEBOS MQ1 also features manufacturing quality solutions for Audit, Document Control, Gage Calibration, Inspection and Statistical Process Control (SPC).

QAD Inc.
2-2-2

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer, electronics, food and beverage, industrial and life sciences products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “believes”, “anticipates”, “could”, “will likely result”, “estimates”, “intends”, “may”, “projects”, “should”, and variations of these words and similar expressions are intended to identify these forward looking statements. Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter's results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2012 ended January 31, 2012, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

# # #